UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2017

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55668 (Commission File Number)	47-3828760 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2017, Mustang Bio, Inc., a Delaware corporation (“Mustang” or the “Company”) entered into a lease agreement (the “Lease”) with WCS - 377 Plantation Street, Inc., a Massachusetts nonprofit corporation (“Landlord”). Pursuant to the terms of the Lease, Mustang agreed to lease 27,043 square feet from the Landlord for the facility through November 2026, subject to two additional extensions for five years each at Mustang’s option. Base rent over the Lease term totals approximately $3.6 million, net of $0.6 million in abatements, on a triple-net basis.

The terms of the Lease also require that Mustang post an initial security deposit of $0.75 million ($0.5 million letter of credit and $0.25 million in cash), which will increase to $1.25 million ($1.0 million letter of credit and $0.25 million in cash) when the space is fully occupied by Mustang. After the fifth year, the letter of credit obligation is subject to reduction.

The facility is expected to be operational for the production of personalized CAR T therapies in 2018.

The foregoing summary is qualified in its entirety by reference to the Lease, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2017.

The Company’s press release announcing the Company’s entrance into the Lease is being furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press release issued by Mustang Bio, Inc., dated October 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2017	Mustang Bio, Inc.
(Registrant)

	By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President and Chief Executive Officer